PRESS RELEASE

L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact: David J. Russo

Phone: (412) 928-3417

FAX: (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

L.B. FOSTER REPORTS IMPROVED

THIRD QUARTER RESULTS

PITTSBURGH, PA, October 26, 2010 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that 2010 third quarter net income increased by 6.0% to $6.5 million or $0.63 per diluted share, compared to $6.1 million or $0.60 per diluted share in the third quarter of 2009.  The prior year third quarter results included a pretax gain on the sale of marketable securities of $1.2 million or $0.07 per diluted share.

2010 Third Quarter Results
Third quarter 2010 net sales increased 28.3% to $125.6 million compared to $97.9 million in the prior year quarter.  Gross profit margin declined by 210 basis points to 16.0% from the prior year quarter due principally to decreased LIFO income of $4.2 million, partially offset by improved manufacturing variances of $1.4 million and reduced scrap and obsolescence charges of $0.8 million.

Selling and administrative expenses increased by $0.8 million or 8.7% from last year’s quarter due primarily to $0.5 million of increased incentive compensation expense and increased bad debt expense of $0.3 million.  The negative bad debt comparison is due primarily to a $0.3 million credit recorded in last year’s third quarter as opposed to any problems in our current receivable portfolio.  The Company’s effective income tax rate was 35.5% in the third quarter compared to 37.6% in the prior year quarter primarily due to an increased domestic manufacturing deduction.

“Sales and profitability were up across all segments in the third quarter of 2010 and our backlog continued at a substantially higher level than it was a year ago.  While business activity continues to be inconsistent, especially in the industrial and heavy civil markets, we continue to see a moderate strengthening in most of our businesses," stated Stan Hasselbusch, President and Chief Executive Officer.  “Bookings for the quarter were $124.8 million compared to $114.3 million last year, a 9.2% increase and backlog was $204.9 million, up 23.6% from last year,” noted Mr. Hasselbusch as he added, “With regard to the Portec acquisition, we are moving forward with a process to divest the assets employed in Portec’s insulated bonded rail joint business in order to satisfy the concerns of the Antitrust Division of the Department of Justice and gain its approval to close the acquisition.”

2010 Nine Month Results
For the nine months ended September 30, 2010, L.B. Foster reported net income of $14.3 million or $1.38 per diluted share compared to net income of $11.8 million or $1.15 per diluted share in 2009.  Included in the prior year nine month period were unfavorable gross profit adjustments of $5.3 million ($0.33 per diluted share) related to concrete tie issues discovered in 2009.  Additionally, as previously mentioned, the prior year results included a pretax gain on the sale of marketable securities of $1.2 million, or $0.07 per diluted share.

Net sales for the first nine months of 2010 increased 9.4% to $327.1 million compared to $298.8 million in the prior year.  Gross profit margin was 16.0%, up 120 basis points from 2009, primarily as a result of last year’s concrete tie adjustments as well as improved manufacturing variances, partially offset by decreased LIFO credits.

Selling and administrative expenses increased $3.1 million or 11.7% from the prior year due primarily to acquisition costs of $1.3 million as well as increased incentive compensation costs of $1.3 million and bad debt expense of $0.9 million, partially offset by reduced salaries.  Interest expense decreased $0.3 million from the prior year due to decreased borrowings and, to a lesser extent, lower interest rates.  Interest income declined by $0.4 million due to lower interest rates.  The Company’s income tax rate was 35.6% compared to 37.5% in the prior year primarily due to an increased domestic manufacturing deduction and reversal of a reserve previously recorded for an uncertain tax position.

Cash generated from operations was approximately $15.9 million for the third quarter compared to $7.2 million last year.  Cash generated from operations for the first nine months of 2010 was approximately $32.7 million compared to $18.0 million in 2009.  Capital expenditures for the three and nine months of 2010 were $1.4 million and $4.1 million, respectively, compared to $2.5 million and $4.8 million, respectively, in the prior year.  “We have already generated cash flow significantly in excess of our expected capital expenditures and debt service for 2010.  As we operate our business through 2010 and into 2011, we expect to continue to be challenged by a weak economy and a highly competitive business environment and as such, we will review measures to win new sales opportunities, control costs and improve our operational processes while we continue to look for opportunities to leverage our strong balance sheet,” noted Mr. Hasselbusch as he concluded, “We have strong liquidity and access to credit and we continue to look for value through synergistic and accretive acquisitions.”

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2010 operating results and general market activity and business conditions on Tuesday, October 26, 2010 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 83833550.

There are no assurances regarding the timing of the closing of the merger agreement involving L. B. Foster and Portec or the expected benefits of the transaction, including potential synergies and cost savings or future financial and operating results, and the combined company's plans and objectives. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the tender of sixty-five percent of the outstanding shares of common stock of Portec Rail Products, Inc., calculated on a fully diluted basis; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and domestic and foreign governmental laws and regulations. L.B. Foster can give no assurance that any of the transactions related to the tender offer will be completed or that the conditions to the tender offer and the merger will be satisfied.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products.   There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company’s sale of its investment in the DM&E.

Matters discussed may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

NET SALES	$125,561	$97,888	$327,067	$298,849

COSTS AND EXPENSES:
Cost of goods sold	105,519	80,130	274,637	254,577
Selling and administrative expenses	9,858	9,068	29,825	26,707
Interest expense	211	328	697	989
Loss on joint venture	31	-	272	-
Gain on sale of marketable securities	-	(1,194)	-	(1,194)
Interest income	(114)	(169)	(295)	(676)
Other income	(46)	(116)	(199)	(445)
	115,459	88,047	304,937	279,958

INCOME BEFORE INCOME TAXES	10,102	9,841	22,130	18,891

INCOME TAX EXPENSE	3,589	3,697	7,877	7,076

NET INCOME	$6,513	$6,144	$14,253	$11,815

BASIC EARNINGS PER COMMON SHARE	$0.64	$0.60	$1.40	$1.16

DILUTED EARNINGS PER COMMON SHARE	$0.63	$0.60	$1.38	$1.15

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,246	10,160	10,203	10,170

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,354	10,292	10,324	10,315

L.B. Foster Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2010	2009
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash items	$144,183	$124,845
Accounts and notes receivable:
Trade	62,355	59,062
Other	32	2,116
Inventories	94,688	98,982
Current deferred tax assets	3,671	3,678
Prepaid income tax	711	248
Other current assets	1,220	1,161
Total Current Assets	306,860	290,092

OTHER ASSETS:
Property, plant & equipment-net	35,453	37,407
Goodwill	3,211	350
Other intangibles - net	1,663	25
Deferred tax assets	1,573	1,574
Investments	4,053	3,358
Other non-current assets	1,320	362
Total Other Assets	47,273	43,076

	$354,133	$333,168

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities on other long-term debt	$2,745	$2,787
Current maturities on long-term debt, term loan	10,952	2,619
Accounts payable-trade and other	43,549	52,777
Deferred revenue	25,309	9,062
Accrued payroll and employee benefits	6,283	6,106
Other accrued liabilities	6,025	6,409
Total Current Liabilities	94,863	79,760

LONG-TERM DEBT, TERM LOAN	-	10,476
OTHER LONG-TERM DEBT	2,702	2,721
DEFERRED TAX LIABILITIES	1,956	1,893
OTHER LONG-TERM LIABILITIES	5,559	5,726

STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	47,109	47,660
Retained earnings	227,040	212,787
Treasury stock	(24,929)	(27,574)
Accumulated other comprehensive loss	(278)	(392)
Total Stockholders' Equity	249,053	232,592

	$354,133	$333,168